SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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NORTH STATE BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NORTH STATE BANCORP
6204 Falls of Neuse Road
Raleigh, North Carolina 27609

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held May 31, 2012

To The Shareholders of North State Bancorp:

The Annual Meeting of Shareholders of North State Bancorp, a North Carolina corporation, will be held at the North Ridge Country Club, 6612 Falls of Neuse Road, Raleigh, North Carolina, on Thursday, May 31, 2012 at 4:30 p.m. for the following purposes:

•	to elect five Class III Directors to serve for three-year terms expiring in 2015;

•	to ratify the appointment of Dixon Hughes Goodman LLP, Raleigh, North Carolina, as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•	to act upon such other matters as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the attached proxy statement.

The Board of Directors has fixed the close of business on April 16, 2012 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.  We cordially invite you to attend the meeting in person.  However, to assure your representation at the meeting, please mark, sign, date and return the enclosed proxy as promptly as possible in the enclosed postage-prepaid envelope.  If you attend the meeting you may vote in person, even if you returned a proxy.

Our proxy statement and proxy are enclosed, along with our Annual Report to Shareholders and our Form 10-K for the fiscal year ended December 31, 2011.

IMPORTANT -- YOUR PROXY IS ENCLOSED

Whether or not you plan to attend the meeting, please execute and promptly return the enclosed proxy in the enclosed envelope.  No postage is required for mailing in the United States.

By Order of the Board of Directors

Larry D. Barbour,
President and Chief Executive Officer
Raleigh, North Carolina
April 27, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 31, 2012:  This proxy statement and our 2011 Annual Report to Shareholders are available at: www.northstatebank.com.  Scroll to the bottom of the home page and click on the “Proxy Statement” icon.

NORTH STATE BANCORP
6204 Falls of Neuse Road
Raleigh, North Carolina 27609

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
MAY 31, 2012

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors of North State Bancorp, a North Carolina corporation, for use at our Annual Meeting of Shareholders to be held at the North Ridge Country Club, 6612 Falls of Neuse Road, Raleigh, North Carolina, at 4:30 p.m. on Thursday, May 31, 2012, and any adjournment thereof. We will bear the cost of soliciting proxies.  In addition to solicitation of proxies by mail, our employees, without extra remuneration, may solicit proxies personally or by telephone.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.  The mailing address of our principal executive offices is 6204 Falls of Neuse Road, Raleigh, North Carolina 27609. Copies of this proxy statement and accompanying proxy card are being mailed to shareholders on or about May 3, 2012.

Revocability of Proxies

Any shareholder giving a proxy has the power to revoke it at any time before it is voted by giving a later proxy or written notice to us (Attention: Stacey Koble, Corporate Secretary), or by attending the meeting and voting in person.

Voting

When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

(1)	FOR the election of the five Class III Director nominees identified herein;

(2)	FOR ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

(3)	in the discretion of the proxies with respect to any other matters properly brought before the shareholders at the meeting.

Broker non-votes, abstentions and votes withheld from any director will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.  Abstentions, withheld votes and broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the voting on the election of directors or the ratification of the appointment of auditors.  Although there is no definitive statutory or case law in North Carolina regarding broker non-votes and abstentions, we believe that our intended treatment of them is appropriate.  An independent inspector of elections will count all votes cast at the meeting.

Shareholders do not have cumulative voting rights.

Record Date

Only the holders of record of our common stock at the close of business on the record date, April 16, 2012, are entitled to notice of and to vote at the meeting.  On the record date, 7,427,976 shares of our common stock were outstanding.  Shareholders are entitled to one vote for each share of common stock held on the record date.

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

Director Independence

Although our common stock is not listed on NASDAQ, our Board has determined to apply NASDAQ’s test for director independence to all of our directors.  All of our directors and director nominees are independent under NASDAQ Marketplace Rule 5605(a)(2) except Larry D. Barbour, our President and Chief Executive Officer.  While directors or their associates may obtain loans from our subsidiary, North State Bank, these loans do not affect a director’s independence provided that each loan is made in compliance with the provisions of the Federal Reserve Board Regulation O and is made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectability or present other unfavorable features, and no loan may be classified as non-accrual, restructured or a potential problem loan.

Director Classes

Our bylaws provide that the number of directors is to be set by the Board within a range of 8 and 25. The Board has set the number of directors at 12.

Our Board is divided into three classes, each class as nearly equal in number as practicable.  Each year, one class is elected to serve for three years.  At our annual meeting, five Class III directors will be elected for a term of three years, expiring in 2015, or until their successors are elected and qualified.  The Class III directors standing for re-election in 2012 and their respective biographical summaries are:

Class III Directors – Term Expiring 2012

Nominees

Name	Age (as of 03/31/12)	Director Since (1)	Business Experience For Last Five Years

James C. Branch	60	2000
President, Hand-up Foundation, a faith-based non-profit organization, Raleigh, North Carolina, since 2006; President, Nova Development Group, Inc., a private investment firm, Raleigh, North Carolina, from 1981 to 2006.  Among other experience, qualifications, attributes and skills, Mr. Branch’s knowledge and experience in leading local real estate companies, and his resultant knowledge of the Wake County market, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Glenn E. Futrell	70	2000
President/Owner, Roanoke Properties Limited Partnership, a real estate development company, Manteo, North Carolina, since 1984.  Among other experience, qualifications, attributes and skills, Mr. Futrell’s knowledge and experience in founding and leading a regional company, his experience in property development and his prior service on another public company, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

J. Keith Keener, M.D.	62	2000
Private investments since 2008; prior to that, Senior Partner, Wake Nephrology Associates, a medical practice specializing in kidney-related diseases, Raleigh, North Carolina, from 1983 to 2008.  Among other experience, qualifications, attributes and skills, Dr. Keener’s knowledge and experience in the medical community, which is a major niche market of ours, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

W. Harold (Hal) Perry	62	2000
Chief Executive Officer, Real Estate Marketing & Consulting, Inc., a diversified development company, Raleigh, North Carolina, since 1993.  Among other experience, qualifications, attributes and skills, Mr. Perry’s knowledge and experience in leading local real estate companies, and his resultant knowledge of the Wake County market, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Jack M. Stancil	70	2000
Stancil & Company, Certified Public Accountants, Raleigh, North Carolina, since 2001, President from 1975 to 2001 and Vice President from 2001 to 2011.  Among other experience, qualifications, attributes and skills, Mr. Stancil’s knowledge and experience in public accounting led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

(1)	Includes service as a director of our subsidiary, North State Bank, prior to its holding company reorganization, including the formation of North State Bancorp, in 2002.

Vote Required

The five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the meeting shall be elected as directors.  Your vote may be cast for or withheld from each nominee.

Our Board of Directors has unanimously approved and recommends that shareholders vote “FOR” the election of the Class III director nominees listed above.

PROPOSAL NO. 2 -- RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the firm of Dixon Hughes Goodman LLP, Raleigh, North Carolina, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2012.  The Board has ratified this appointment and recommends that the shareholders ratify this appointment.   If the appointment of Dixon Hughes Goodman LLP is not ratified by the shareholders, the Audit Committee will reconsider, but might not change, its selection.

Dixon Hughes Goodman LLP has audited our consolidated accounts since we were formed in June 2002, and has audited the accounts of our subsidiary, North State Bank, since it began operations in June 2000, and has advised us that it does not have, and has not had, any direct or indirect financial interest in our company or our subsidiary in any capacity other than that of serving as our independent registered public accounting firm.  Representatives of Dixon Hughes Goodman LLP are expected to attend the annual meeting.  They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

Vote Required

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and voting on this proposal at the meeting shall constitute ratification of the appointment of Dixon Hughes Goodman LLP.

Our Board of Directors has unanimously approved and recommends a vote “FOR” the ratification of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

OTHER INFORMATION

Principal Shareholders

The following table sets forth certain information regarding the ownership of shares of our common stock as of March 31, 2012 by (1) each person known by us to beneficially own more than 5% of the outstanding shares of common stock, (2) each director of our company, (3) each of the Named Executive Officers, as listed in the Summary Compensation Table below, and (4) all directors and executive officers of our company as a group.

This table is based upon information supplied by our Named Executive Officers, directors and principal shareholders and from Schedules 13G filed with the Securities and Exchange Commission, or SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Share ownership in each case includes shares issuable upon exercise of options that may be exercised within 60 days after March 31, 2012 for purposes of computing the percentage of common stock owned by such person, but not for purposes of computing the percentage owned by any other person. Unless otherwise noted, the address for each person listed is 6204 Falls of Neuse Road, Raleigh, North Carolina 27609. Applicable percentages are based on 7,427,976 shares outstanding on March 31, 2012.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage Owned (%)
Forrest H. Ball	221,611	3.0
Larry D. Barbour (1)	199,598	2.7
James C. Branch (2)	76,575	1.0
Charles T. Francis (3)	74,841	1.0
Glenn E. Futrell (4)	322,593	4.3
Jeanette W. Hyde	189,776	2.6
J. Keith Keener, M.D. (5)	202,637	2.7
Hon. Burley B. Mitchell, Jr.	52,024	*
Barry W. Partlo (6)	35,901	*
W. Harold Perry (7)	386,550	5.2
Fred J. Smith, Jr. (8)	1,244,888	16.6
Jack M. Stancil	85,674	1.1
Brian S. Hedges(9)	4,400	*
Sandra A. Temple (10)	59,291	*
William Wiley (11)	3,050	*
Kirk A. Whorf (12)	53,133	*
J. Kenneth Sykes	-0-	*
Margaret Pattison	-0-	*

All directors and executive officers as a group (16 persons) (13)	3,212,542	43.1
_______________
*	Less than 1%.
(1)	Includes 36,134 shares held by Mr. Barbour’s wife and 1,500 shares held by Mr. Barbour’s grandchild.
(2)	Includes 12,402 shares of common stock held by Mr. Branch’s minor children.
(3)	Includes 30,252 shares held jointly by Mr. Francis and his wife.
(4)	Includes 142,801 shares of common stock held by Mr. Futrell’s wife.
(5)	Includes 183,726 shares held by a limited partnership of which Mr. Keener is a partner.
(6)	Includes 2,250 shares held by Mr. Partlo’s wife and 2,250 shares held by each of Mr. Partlo’s two children.
(7)	Includes 355,244 shares of common stock held jointly by Mr. Perry and his wife and 4,650 shares held by Mr. Perry as custodian for the benefit of his grandchild.
(8)	Includes 22,466 shares held by Mr. Smith’s wife and 237,073 shares held by his company.

(9)	Includes 4,400 shares of common stock obtainable upon exercise of stock options within 60 days of March 31, 2012.
(10)	Includes 3,372 shares of common stock obtainable upon exercise of stock options within 60 days of March 31, 2012.
(11)	Includes 2,250 shares of common stock obtainable upon exercise of stock options within 60 days of March 31, 2012.
(12)	Includes 2,250 shares of common stock obtainable upon exercise of stock options within 60 days of March 31, 2012.
(13)	Includes information contained in (1) – (12).

As of March 31, 2012, none of the shares of our common stock reported above were pledged as security for a loan to either our bank subsidiary, North State Bank, or any other financial institution, except for the following:  Larry D. Barbour, 60,000 shares; Forrest H. Ball, 200,000 shares; W. Harold Perry, an aggregate of 350,000 shares; Fred J. Smith, Jr., an aggregate of 1,198,549 shares; Kirk A. Whorf, 50,883 shares; and Sandra A. Temple, 47,092 shares.

Other Directors

Class I Directors – Term Expiring 2013

Name	Age (as of 03/31/12)	Director Since (1)	Business Experience For Last Five Years

Forrest H. Ball	68	2000
President, Hartwell Realty, Inc., a commercial real estate company, Garner, North Carolina since 1986. Among other experience, qualifications, attributes and skills, Mr. Ball’s knowledge and experience in leading local development companies, and his resultant knowledge of the Wake County market, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Honorable Burley B. Mitchell, Jr.	71	2000
Partner/Attorney, Womble Carlyle Sandridge & Rice, LLP, Raleigh, North Carolina, since 1999; Prior to that, Chief Justice, North Carolina Supreme Court, Raleigh, North Carolina, since February 1982. Among other experience, qualifications, attributes and skills, Mr. Mitchell’s knowledge and experience as a judge with extensive experience in complex business cases, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Barry W. Partlo	53	2003
President/Owner, Agri Supply Company, Inc., a retail farm supply company, Garner, North Carolina. Among other experience, qualifications, attributes and skills, Mr. Partlo’s knowledge and experience in founding and leading a large retail business operating in several states led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

(1)
Includes service as a director of our subsidiary, North State Bank, prior to its holding company reorganization, including the formation of North State Bancorp, in 2002, except for Mr. Partlo who was first elected in 2003.

Class II Directors – Term Expiring 2014

Name	Age (as of 03/31/12)	Director Since (1)	Business Experience For Last Five Years

Larry D. Barbour	62	2000
President and Chief Executive Officer, North State Bancorp, Raleigh, North Carolina, since June 2002; President and Chief Executive Officer, North State Bank, Raleigh, North Carolina, since November 1999. Among other experience, qualifications, attributes and skills, Mr. Barbour’s knowledge and experience as the founding CEO of our company, and his extensive experience in banking in the Wake County market, led to the conclusion of our Board that he should serve as director of our company in light of our business and structure.

Charles T. Francis	49	2000
Managing Member/Attorney, The Francis Law Firm, PLLC, Raleigh, North Carolina. Among other experience, qualifications, attributes and skills, Mr. Francis’s knowledge and experience as a lawyer with extensive experience in complex business cases, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Ambassador Jeanette W. Hyde	73	2000
Private investments, Raleigh, North Carolina, since 1998; prior to that, U.S. Ambassador to Barbados and the Eastern Caribbean Countries, since 1994. Among other experience, qualifications, attributes and skills, Ms. Hyde’s knowledge and experience as a founder and director of a former publicly traded bank holding company and her experience in other business endeavors, led to the conclusion of our Board that she should serve as a director of our company in light of our business and structure.

Fred J. Smith, Jr.	70	2000
Chief Executive Officer, Fred Smith Family Company, a residential real estate development company, Clayton, North Carolina; Managing Member, Riverwood Golf & Athletic Club, LLC, Raleigh, North Carolina; Chief Executive Officer, C.C. Mangum Co., LLC, Raleigh, North Carolina, from 2005 to 2010. Among other experience, qualifications, attributes and skills, Mr. Smith’s knowledge and experience in leading local real estate companies, and his resultant knowledge of the Wake County market, led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

(1)	Includes service as a director of our subsidiary, North State Bank, prior to its holding company reorganization, including the formation of North State Bancorp, in 2002.

Director Compensation

Our Board meets monthly.  In 2011, directors were paid an annual retainer of $1,000.  Directors also received $200 per Board meeting and committee meeting attended.  The chairs of each committee also received the following annual payment: Chairman of the Board - $8,600; Special Assets Committee  - $5,000; Audit Committee - $3,500; Compensation Committee - $3,000; Loan Committee - $3,500; Asset/Liability Committee - $3,500; and Risk Management Committee - $1,000.

In 2012, directors are paid an annual retainer of $2,000.  Directors also receive $400 per Board meeting and committee meeting attended.  The chairs of each committee also receive a $7,000 annual payment, except the Chairman of the Board who receives $10,000.

In December 2001, we implemented a non-qualified deferred compensation plan for directors.  Under the plan, a director could elect to defer receipt of all or a portion of his or her director’s fees that would otherwise be payable in cash.  At the end of each calendar year, the deferred fees were converted, using a formula based upon 125% of the dollar amount of fees deferred and the fair value of our common stock at the beginning of the year, into a hypothetical number of shares, or phantom shares, credited to the director’s account.  The deferral plan was implemented early in our operations and was used as a means to not have to pay cash to directors as well as to serve as incentive compensation by tying the value of the deferred accounts to our stock price.  Based on the increase in the value of these deferred accounts over time due to the increase in our stock price, which we deemed sufficient compensation for our directors, and due to the charge to earnings required annually as the deferred accounts increased in value, effective December 31, 2006, the amount of phantom shares credited to a director under the plan was converted to a cash amount based on a value of $24.00 per phantom share.  Beginning January 1, 2007, this amount was credited to a bookkeeping account for each director, and each month a rate of earnings was credited to the account for the month equal to the 3-month LIBOR rate in effect on the last business day of the month plus 2%.  This rate of earnings was suspended in 2009 as part of our cost saving measures, but was reinstated in 2010, with full credit given for interest earned in 2009 and 2010.  The amount credited to the account will be paid to the director or to his beneficiary upon termination of his or her directorship, a specific date selected by the director, a change of control, unforeseeable emergency, or death.

In late 2006 we approved a new deferred compensation plan for directors.  Under this plan, a director could elect to defer the payment of all or a portion of his or her director’s fees, beginning with 2007 fees that would otherwise have been paid currently.  Fees deferred were credited to a bookkeeping account kept by us for the director.  Each month the bookkeeping account was increased for additional deferred amounts.  The amount credited to the bookkeeping account will be paid to the director or to his or her beneficiary upon termination of his or her directorship, a specific date selected by the director, a change of control, unforeseeable emergency, or death.  In 2007, the fees deferred were increased by 25%.  Beginning in January 2008, we discontinued the 25% increase for fees earned that are also deferred.  In 2009 and 2010, we ceased deferrals because we did not pay any fees to directors as part of cost savings measures.  We resumed fees to directors in 2011, but no longer allow deferral of fees.

Beginning in January 2008, we established an incentive cash compensation program pursuant to which an aggregate of 2.5% of our net income in fiscal year 2008 was to be paid to the directors.  In each subsequent year, the amount will be an aggregate of 5.0% of our net income in that year.  The amount to be paid to a director will be based on his or her attendance.  The number of meetings attended by a director in a year will be divided by the total meetings held by the Board and all committees in that year.  The resulting fraction will be the amount of the compensation pool in that year to which the director will be entitled for that year. The directors waived the payment due under this plan for 2009, 2010 and 2011.

In 2000, we granted to our directors stock options for an aggregate of 578,586 shares of our common stock to serve as long-term incentive compensation.  For the same purpose, in 2003, we granted an option for 11,387 shares to a director at the time of his election to the Board in that year.  We do not grant stock options to non-employee directors on an annual or other regular basis and have not granted any options to our non-employee directors other than those described above.  All options issued to non-employee directors have been exercised.  We believe that the initial grants of options as described adequately served as appropriate long-term incentive compensation to our non-employee directors. We might in the future consider additional equity-based compensation for our non-employee directors.

The following table shows the compensation earned by each of our non-employee directors for the year ended December 31, 2011

Non-Employee Director Compensation in Fiscal 2011

Name (1)	Fees Earned or Paid in Cash (2)	Option Awards ($)(3)	Change in Nonqualified Deferred Compensation Earnings	All Other Compensation ($)(4)	Total ($)
Forrest H. Ball	$10,488	$-0-	-0-	-0-	$10,488
James C. Branch	5,873	-0-	-0-	-0-	5,873
Charles T. Francis	9,388	-0-	-0-	-0-	9,388
Glenn E. Futrell	13,892	-0-	-0-	-0-	13,892
Jeanette W. Hyde	6,158	-0-	-0-	-0-	6,158
J. Keith Keener, M.D.	19,622	-0-	-0-	-0-	19,622
Hon. Burley B. Mitchell, Jr.	6,788	-0-	-0-	-0-	6,788
Barry W. Partlo	9,588	-0-	-0-	-0-	9,588
W. Harold Perry	16,640	-0-	-0-	-0-	16,640
Fred J. Smith, Jr.	29,672	-0-	-0-	-0-	29,672
Jack M. Stancil	17,092	-0-	-0-	611	23,203
____________________

(1)
Larry D. Barbour, our President and Chief Executive Officer, is not included in this table as the fees he received as a director in 2011 are disclosed in the column titled “All Other Compensation” in the Summary Compensation Table below.

(2)	Consists of the annual Board retainer, Board and committee meeting fees, and committee chair retainers.

(3)	As of December 31, 2011, no non-employee director held options to purchase common stock.

(4)	Consists of interest paid on the director’s deferred compensation account.

Board of Director Meetings

The business of our company is under the general oversight of the Board as provided by the laws of North Carolina and our bylaws.  During the fiscal year ended December 31, 2011, the Board held 13 meetings. Each person who was a director during 2011 attended at least 75% of the Board meetings and the meetings of the committees on which he or she served.

As a community banking organization, we strongly encourage all of our directors to attend our annual meetings of shareholders.  At the 2011 annual meeting, all of our directors were in attendance.

Committees

Our Board of directors has established, among others, an Audit Committee, a Compensation Committee, a Loan Committee, an Asset/Liability Committee, a Risk Management Committee and a Special Assets Committee.  The Loan, Asset/Liability and Risk Management Committees and the Special Assets Committee are not subject to independence standards as are the Audit and Compensation Committees.  Prior to 2011, our Board had established an Executive Committee, which met monthly, while the Board met quarterly.  Beginning in 2011, the Executive Committee was terminated and our Board meets monthly.

Audit Committee.  Our Audit Committee is currently composed of the following five directors, all of whom are independent directors as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules and Section 10A(m)(3) of the Securities Exchange Act of 1934, or the Exchange Act: Jack M. Stancil (Chairman), Charles T. Francis (Vice Chairman), Jeanette W. Hyde, the Honorable Burley B. Mitchell, Jr. and W. Harold Perry.  The Board has determined that Mr. Stancil is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC.  The Audit Committee is responsible for the hiring and retention of our independent auditors.  In addition, the Audit Committee reviews the findings of external audits and examinations, and provides general oversight of the internal audit function.

The Audit Committee operates pursuant to a written charter, a copy of which is set forth as Appendix A to this proxy statement. The Audit Committee held eight meetings in 2011.

Compensation Committee.  The Compensation Committee is composed of directors Smith (Chairman), Francis, Keener and Stancil, none of whom are our employees.

The Compensation Committee is responsible for evaluating and determining the compensation of our Chief Executive Officer and the Board of Directors.  The Compensation Committee operates pursuant to a written charter, a copy of which was provided to our shareholders in our proxy statement for the 2010 annual meeting of shareholders.  The Compensation Committee may not delegate its authority to another body or entity.

In carrying out its duties, the Compensation Committee does not allow our President and Chief Executive Officer, Larry D. Barbour, to participate in the Committee’s deliberations on Mr. Barbour’s compensation, but may solicit his input.  The Compensation Committee held nine meetings in 2011.

Loan Committee.  The Loan Committee is composed of directors Futrell (Chairman), Barbour, Keener, Partlo and Perry (Vice Chairman). The Loan Committee is responsible for reviewing our loan portfolio and approving loans in excess of $3 million.

Asset/Liability Committee.  The Asset/Liability Committee is composed of directors Keener (Chairman), Ball, Barbour and Partlo.  The Asset/Liability Committee is responsible for managing the interest rate risk associated with our deposits and loans, oversight of the investment portfolio and overall bank funding.

Risk Management Committee.  The Risk Management Committee is composed of directors Smith (Chairman), Barbour, Futrell, Keener, Perry and Stancil.  The Risk Management Committee oversees our risk management function.  While our Board is responsible for our company’s risk oversight, it has delegated that role to the Risk Management Committee.  In fulfilling that role, the Risk Management Committee focuses on our general risk management strategy, the most significant risks facing our company, and ensures that appropriate risk mitigation strategies are implemented by management.  The Risk Management Committee reports to the full Board as appropriate on its efforts at risk oversight, and will report any matter that rises to the level of a material or enterprise level risk.

Special Assets Committee.  The Special Assets Committee is composed of directors Perry (Chairman), Ball, Barbour and Smith.  The Special Assets Committee provides guidance to management on handling problem loans secured by real estate.

We have historically separated the position of Chairman, currently independent director Fred Smith, and that of Chief Executive Officer, currently Larry Barbour. While the Board believes the separation of these positions has served us well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer.  We believe our leadership structure is appropriate given our size, Mr. Smith’s experience and management skills, and Mr. Barbour’s historical experience and understanding of our company and industry.

Executive Officers

The following table sets forth certain information concerning our executive officers as of March 31, 2012:

Name	Age (as of 03/31/12)	Position with North State Bank and Business Experience for Last Five Years

Larry D. Barbour	62
President and Chief Executive Officer, North State Bancorp, Raleigh, North Carolina, since June 2002; President and Chief Executive Officer, North State Bank, Raleigh, North Carolina, since November 1999.

Brian S. Hedges	44
Senior Vice President and Chief Credit Officer since May 2011, North State Bank, Raleigh, North Carolina; prior to that, Credit Administration Officer, North State Bank from November 2010 to May 2011; prior to that, commercial banker, North State Bank from May 2007 to October 2010.

Sandra A. Temple	60
Executive Vice President since July 2005 (Senior Vice President from March 2000 to July 2005) and Chief Operations Officer since March 2000, North State Bank, Raleigh, North Carolina, since March 2000.

William H. Wiley	56
Executive Vice President since November 2009 (Senior Vice President from May 2006 to November 2009) and Chief Risk Officer/Internal Auditor since May 2006, North State Bank, Raleigh, North Carolina; General Manager Bedford Automotive from May 2003 to April 2006; prior to that, various positions, most recently Vice President, with Wachovia Bank, Winston-Salem, North Carolina from May 1980 to April 2003.

Kirk A. Whorf	54
Chief Financial Officer, North State Bancorp, Raleigh, North Carolina, since June 2002; Executive Vice President since July 2005 (Senior Vice President from March 2000 to July 2005) and Chief Financial Officer since March 2000, North State Bank, Raleigh, North Carolina.

Executive Compensation

General

The Board, acting on its own and through the Compensation Committee, seeks to establish and implement a compensation system that is performance oriented and designed to enable us to attract, retain and motivate our executive officers, reward performance for an individual’s contribution to our company, provide long-term incentive compensation through equity grants, and promote long-term shareholder value.  The Board of Directors sets the compensation for our Chief Executive Officer.  Our Chief Executive Officer sets the compensation for our other executive officers and advises the Compensation Committee on that compensation.  While our President and Chief Executive Officer reviews and discusses with the Compensation Committee the salaries and incentive compensation for all of our Named Executive Officers, he was and is excluded from discussions regarding his own salary and incentive compensation.  We refer to our Chief Executive Officer and the other executive officers named in the Summary Compensation Table below, other than J. Kenneth Sykes and Margaret U. Pattison, as our Named Executive Officers.  We refer to Mr. Sykes and Ms. Pattison as our Named Mortgage Officers.

Base Salary

The Compensation Committee establishes the base salary for our Chief Executive Officer, Larry D. Barbour.  The Chief Executive Officer establishes the base salary for the other Named Executive Officers, the Named Mortgage Officers and all other employees. The Named Executive Officer and Named Mortgage Officer salaries are then reviewed by the Compensation Committee.  The Compensation Committee has in the past reviewed comparisons of executive compensation prepared by an industry association, but only as a guide to determine if our salaries were competitive, not as a means to establish or otherwise benchmark the salaries we pay our Named Executive Officers.  In 2010, the Compensation Committee engaged the Executive Compensation Institute, a compensation consultant based in Austin, Texas, to assist the Compensation Committee by advising it on the level and components of compensation paid to our Chief Executive Officer and the Board of directors. We paid the Executive Compensation Institute $18,397 in fees in 2010 for these services; no services were provided to us in 2011.  The salaries of our Named Mortgage Officers for 2011 were initially established in February 2011 upon our acquisition of Affiliated Mortgage, LLC.

In establishing base salaries, we strive to set fair and competitive salaries.  We believe that salaries should be set high enough to attract and retain our Named Executive Officers, Named Mortgage Officers and other officers and employees.  For Named Executive Officers, base salaries provide sufficient compensation for continued performance by a Named Executive Officer in the event that our company’s performance does not generate incentive cash compensation in a given year.  We believe this leads toward longevity and stability among our Named Executive Officers and other bank officers and employees.  For Named Mortgage Officers, base salaries are lower than those for Named Executive Officers due to the significant commissions that a Named Executive Officer may earn.  Commissions are an integral part of mortgage industry compensation and we use them as a means to drive responsible loan production.  We generally increase base salaries each year to provide continued incentive to remain in our employment.  We also will provide larger salary increases, if appropriate, to recognize a Named Executive Officer’s or other employee’s performance and contributions to our company over the course of his or her employment.  In some cases, an increase also will take into account the length of time that has elapsed since a Named Executive Officer’s or other employee’s last significant salary increase.

Incentive Cash Compensation

We generally provide additional cash compensation in the form of an annual management cash incentive plan for our Named Executive Officers.  Within the plan, each Named Executive Officer can receive incentive cash compensation of up to a designated dollar amount or a percentage of his or her salary.  The Compensation Committee establishes the goals and amounts for our Chief Executive Officer and he, in turn, establishes the goals and amounts for the other Named Executive Officers, which he reviews with the Compensation Committee.  The dollar amount and percentages are established each year at the time the plan is developed.   In addition, personal goals may be established for each Named Executive Officer.  Personal goals, if established, are tied to performance within the Named Executive Officer’s area of responsibility and his or her job functions.  Alternatively, we may establish more general strategic leadership goals for each Named Executive Officer or combine these goals with specific performance goals.  In addition, each company goal and personal goal, if any, generally is assigned a percentage of the Named Executive Officer’s potential incentive cash compensation; if less than all of a particular goal is met, the Named Executive Officer’s potential incentive cash compensation will be reduced accordingly.  In 2009, 2010 and 2011, as part of our cost savings measures, we did not implement any cash incentive plan.

Incentive cash compensation for our Named Mortgage Officers consists of commissions.  We established the commissions schedule for Mr. Sykes in his employment agreement as part of our acquisition of Affiliated Mortgage, LLC, of which he was a significant owner.  Ms. Pattison’s commission schedule also was established at the time we acquired Affiliated Mortgage, LLC, of which she, too, was an owner.  Ms. Pattison’s commission schedule was subsequently amended to include a commission on wholesale mortgage production for the entire division, in addition to a commission on her personal retail mortgage production.

Long-Term Equity Compensation

As part of our philosophy of providing long-tem incentive compensation to our employees, which we believe encourages better performance and resulting benefits to our shareholders, we grant stock options from time to time to employees.  When our bank was established in June 2000, we granted options to all of our executive officers at the time, which included three of our Named Executive Officers.  Thereafter, as individuals have been hired, they are considered for option grants, based on their performance.  In some cases, options are granted upon an executive’s hiring as an inducement to his or her employment.  These grants are recommended by our Chief Executive Officer and reviewed by the Compensation Committee.  We do not grant options to officers or employees on a regular annual basis or pursuant to any established formula.

Employment and Change in Control Agreements

We have used a limited number of employment and change in control agreements as a means to attract and retain executive officers.  These are more fully discussed under “–Employment and Change in Control Agreements” below.  We believe that these agreements provide our Named Executive Officers and Mr. Sykes with the assurance that their employment is a long-term arrangement and provide us with the assurance that the officers’ services will be available to us for the foreseeable future.

These agreements also provide our Named Executive Officers and Mr. Sykes with assurance that their compensation will be protected in the event there is a change in control of our company.  Business combination transactions are not uncommon in the financial industry generally or among North Carolina community banks and bank holding companies specifically.  As a result, change in control agreements are standard among North Carolina banks and many executive officers and key employees demand such agreements as a condition of their employment.  At the same time, we believe these provisions are beneficial to our company by providing a contractual financial incentive for executives to maximize shareholder value even when facing a potential outcome, a change in control and termination of employment that may not be in the personal interest of the Named Executive Officer. For any severance to be due under our change in control agreements with our Named Executive Officers, each agreement requires both a change in control and a change in the officer’s status within a pre-determined period of time which adversely affects the officer, commonly referred to as a “double trigger” payment. In this way, the Named Executive Officer cannot simply leave employment after a change in control and collect severance.  Mr. Sykes’ agreement does not have a change in control provision.

Perquisites and Other Compensation

We provide our employees, including our Named Executive Officers and Named Mortgage Officers, a 401(k) retirement savings plan to which we make matching contributions (only a partial match was made in 2009 and no match was made in 2010 or 2011 as part of our cost saving measures), a group health plan and group term life insurance. We also provide our Chief Executive Officer an annual car allowance and the use of a country club for business purposes. From time to time we might provide a cash bonus for superior performance or provide other compensation to one or more of our Named Executive Officers, but not to our Named Mortgage Officers who are paid commissions in addition to their salaries. All of these perquisites and other compensation are included in the Summary Compensation Table below.

Summary Compensation Table

The following table sets forth all compensation earned for performance in the fiscal years ended December 31, 2009, 2010 and 2011 by our Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total
Larry D. Barbour	2011	$332,393	$25,000	-0-	-0-	-0-	$123,426	$480,819
President and	2010	$325,012	-0-	-0-	-0-	-0-	$60,689	$385,701
Chief Executive Officer	2009	$325,012	-0-	-0-	-0-	-0-	$62,806	$387,818

Kirk A. Whorf	2011	$170,076	$20,000	-0-	-0-	-0-	$776	$190,852
Chief Financial Officer	2010	$155,827	$1,097(4)	-0-	-0-	-0-	$701	$157,625
	2009	$141,410	-0-	-0-	-0-	-0-	$25,966	$167,376

David M. Shipp (5)	2011	$75,702	-0-	-0-	-0-	-0-	$303	$76,005
Chief Credit Officer	2010	$162,073	-0-	$21,130	-0-	-0-	$740	$183,943
	2009	$156,006	$541	-0-	-0-	-0-	$3,831	$160,378

Brian S. Hedges (6)	2011	$118,285	$10,000	$24,700	-0-	-0-	$532	$153,517
Chief Credit Officer	2010	$107,665	$2,446	-0-	-0-	-0-	$492	$110,603
	2009	$107,665	$1,000	-0-	-0-	-0-	$2,646	$111,311

Sandra A. Temple	2011	$170,930	$20,000	-0-	-0-		$3,555	$194,485
Chief Operations Officer	2010	$164,867	$1,126(4)	-0-	-0-	-0-	$3,527	$169,520
	2009	$155,312	-0-	-0-	-0-	-0-	$29,472	$184,784

William H. Wiley	2011	$119,037	$10,530	-0-	-0-	-0-	$540	$130,107
Chief Risk Officer	2010	$107,020	-0-	-0-	-0-	-0-	$490	$107,510
	2009	$107,020	-0-	-0-	-0-	-0-	$2,630	$109.650

J. Kenneth Sykes (7)	2011	$75,133	-0-	-0-	$713,534(8)	-0-	$1,082	$789,749
President, North State	2010	$62,506	-0-	-0-	$624,141(8)	-0-	$918	$687,565
Mortgage

Margaret U. Pattison (7)	2011	$50,055	-0-	-0-	$132,983(9)	-0-	$924	$183,962
Senior Vice President and	2010	$41,671	-0-	-0-	$137,337(9)	-0-	$763	$179,771
Chief Mortgage Officer,
North State Mortgage

(1)
The dollar value represents the aggregate grant date fair value of the option awards computed in accordance with Financial Accounting Standards Board Accounting  Standards Certification Topic 718, Stock Compensation, as modified or supplemented, or FASB ASC Topic 718.  There were no forfeitures of options in 2009, 2010 or 2011 among our Named Executive Officers or Named Mortgage Officers, other than the forfeiture of options to purchase an aggregate of 25,000 shares by David Shipp upon his resignation.

(2)
For a description of the directors’ deferred compensation plan, see “Director Compensation.”  Mr. Barbour, as the only employee director we have, is the only Named Executive Officer to participate in the directors’ deferred compensation plan.  Consists of interest earned on the directors’ deferred compensation account that was deemed to be above market rate in the year reported.

(3)
These amounts represent the following in 2011, 2010 and 2009, respectively:  for Mr. Barbour, $-0-, -0- and $7,130 in 401(k) matching contributions,  $2,823, $2,613 and $2,676 in life insurance premiums paid by us on his behalf, $34,494, $31,494 and $31,494 in automobile allowance, $22,902, $21,726 and  $21,506 in country club dues, $16,388, $-0- and $-0- in directors fees, $46,819 in 2011 in special allowance, including $16,819 in gross-up to cover income taxes for payment on a loan secured by shares of our common stock, and $4,854 in 2010 in special allowance for forbearance in the sale of shares of company stock; for Mr. Whorf, $-0-, $-0- and $4,075 in 401(k) matching contributions, $776, $701 and  $641 in life insurance premiums paid by us on his behalf, and $21,250 in 2009 in special allowance for forbearance in the sale of shares of company stock; for Mr. Shipp, $-0-, $-0- and  $3,120 in 401(k) matching contributions and $303, $740 and $711 in life insurance premiums paid by us on his behalf; for Mr. Hedges, $-0-, $-0- and $2,153 in 401(k) matching contributions and $532, $492 and $492 in life insurance premiums paid by us on his behalf; for Ms. Temple, $-0-, $-0- and $3,680 in 401(k) matching contributions, $3,555, $3,527 and $3,469 in life insurance premiums paid by us on her behalf, and $22,323 in 2009 in special allowance for forbearance in the sale of shares of company stock; for Mr. Wiley, $-0-, $-0- and $2,140 in 401(k) matching contributions and $540, $490 and $490 in life insurance premium paid by us on his behalf; for Mr. Sykes, $1,082 and $918 in life insurance premiums paid by us on his behalf; and for Ms. Pattison, $924 and $763 in life insurance premiums paid by us on her behalf.

(4)	Represents a 10-year anniversary length of service bonus payable to any employee who attains this anniversary.

(5)	Mr. Shipp resigned on April 25, 2011.

(6)	Mr. Hedges became our Chief Credit Officer on May 16, 2011 but has been employed by us since May 2007.

(7)	Mr. Sykes and Ms. Pattison began employment upon our acquisition of Affiliated Mortgage, LLC on February 12, 2010.

(8)
Pursuant to his employment agreement, Mr. Sykes is entitled to receive (i) a commission of 40 basis points on eligible retail and wholesale loan production, which in 2011 and 2010 amounted to $235,284 and $281,891, respectively, and (iii) incentive compensation of $250 for each loan closed by North State Mortgage, which in 2011 and 2010 amounted to $478,250 and $342,250, respectively.

(9)
Ms. Pattison is entitled to receive a commission on eligible retail mortgage loan production of 50%, as well as a 5% commission on the mortgage division’s total wholesale loan production, which in 2011 and 2010 amounted to $132,983 and $137,337, respectfully.

Option Holdings and Fiscal Year-End Option Values

The following table sets forth information concerning unexercised options held by each Named Executive Officer and Named Mortgage Officer as of December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End 2011

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Larry D. Barbour	-0-	-0-	--	--
Kirk A. Whorf	2,250 (1)	-0-	11.29	August 7, 2016
Brian S. Hedges	2,000 (2)	8,000	4.00	May 24, 2021
	2,400 (3)	600	18.50	August 27, 2017
Sandra A. Temple	3,372 (1)	-0-	11.29	August 7, 2016
William H. Wiley	2,250 (1)	-0-	11.29	August 7, 2016
J. Kenneth Sykes	-0-	-0-	--	--
Margaret Pattison	-0-	-0-	--	--
__________________
(1)	The options were granted on August 7, 2006 and vest 20% on each of the subsequent five anniversary dates.

(2)	The options were granted on May 24, 2007 and vest 20% on each of the subsequent five anniversary dates.

(3)	The options were granted on August 27, 2007 and vest 20% on each of the subsequent five anniversary dates.

Employment and Change in Control Agreements

We have entered into an employment agreement with Larry D. Barbour, our President and Chief Executive Officer.  The agreement has a three-year term and automatically renews on June 1 of each year for an additional year, unless notice is given by us or Mr. Barbour at least 30 days before the renewal date, so that the term of the agreement will be for three years at all times.  For fiscal 2012, Mr. Barbour’s annual salary is $382,283.  If we terminate Mr. Barbour except for cause, he would receive three years of his most recent salary and incentive cash compensation and bonus, if any.  In the event of our sale or other change in control that results in the termination or diminished compensation, duties or benefits of Mr. Barbour, or relocation requiring a change in his residence or a material increase in the amount of travel normally required of him, he would receive three times his most recent salary and incentive cash compensation and bonus, if any, and the continuation of health and other insurance benefits until age 65. Continuation of the health and other insurance benefits will cease if Mr. Barbour finds other employment that provides coverage. In addition, the ownership of all club memberships, automobiles and other perquisites in which Mr. Barbour is in possession prior to termination shall be transferred to him, at no cost to him, other than any income tax cost he may incur as a consequence of such transfer.

We also have entered into an agreement with each of Brian Hedges, Kirk A. Whorf, Sandra A. Temple and William H. Wiley whereby in the event of our sale or other change in control that results in the termination (other than for cause, death or retirement), diminished compensation or benefits, or relocation requiring a change in residence or a material increase in the amount of travel normally required of the officer, each agreement provides for the payment of three times the officer’s most recent salary and incentive cash compensation and bonus, if any, and the continuation of health and other insurance benefits for three years after termination, except that Mr. Hedges and Mr. Wiley each will receive two times his most recent salary and incentive cash compensation and bonus, if any, and the continuation of health and other insurance benefits for 18 months after termination.   Continuation of the health and other insurance benefits will cease if the officer finds other employment that provides coverage.

For all of these agreements, a change in control is defined as:

•	the acquisition at any time by a person or group of shares of more than 40% of our common stock unless the acquisition is approved by our Board of directors;
•
the termination, for any reason other than death, disability or retirement, of a majority of our directors in a two-year period unless the election of or nomination for election of each new director during such period was approved by a vote of at least a majority of the directors still in office who were directors at the beginning of the period;

•	approval by our shareholders of any sale or disposition of substantially all of the assets of our company; or
•
approval by our shareholders of any merger or other consolidation that results in the persons who were shareholders immediately prior to the  merger or consolidation owning less than 50% of stock of the surviving corporation.

If the severance payments called for in the agreements for Mr. Barbour, Mr. Whorf, Mr. Hedges, Ms. Temple and Mr. Wiley had been triggered on December 31, 2011, we would have been obligated to make the following payments:

Name	Cash Payment Per Month (# of months paid)	Benefits ($ per month) and (# of months paid)		Number of Options that Would Vest (Market Value)(1)
Larry D. Barbour	$27,690 (36 mos.)	$665	(72 mos.)	-0-
Kirk A. Whorf	$14,168 (36 mos.)	$620	(36 mos.)	-0-
Brian S. Hedges	$10,417 (24 mos.)	$582	(18 mos.)	8,600 ($-0-)
Sandra A. Temple	$14,335 (36 mos.)	$853	(36 mos.)	-0-
William H. Wiley	$10,001 (24 mos.)	$578	(18 mos.)	-0-

(1)
The market value equals the difference between $2.70, the fair market value of the shares that could be acquired based on the closing sale price per share of our common stock on the Over-the-Counter Bulletin Board on December 30, 2011, and the exercise prices for the underlying stock options.

Pursuant to the stock option agreements between us and the Named Executive Officers, in the event of a merger or other change in control of our company (as defined above), vesting of outstanding stock options will automatically accelerate.

On February 12, 2010, we entered into an employment agreement with J. Kenneth Sykes upon our acquisition of the mortgage operations of Affiliated Mortgage, LLC, which became our mortgage division, North State Mortgage.   Mr. Sykes serves as the president of North State Mortgage.  The agreement has a six-year term.  Mr. Sykes’ annual base salary under the agreement is $75,000.  Mr. Sykes is eligible to receive a commission of 40 basis points on his personal retail and wholesale mortgage loan production.  Mr. Sykes also is entitled to incentive compensation in the form of $250 for each loan closed by North State Mortgage.  This incentive compensation will continue until the first of the following occurs, which we refer to as the Incentive Period:  (1) the expiration of five years from February 12, 2010; (2) we have paid Mr. Sykes $1.25 million in aggregate gross incentive compensation; or (3) Mr. Sykes’ employment relationship with us terminates at any time, for any reason.

In the event of termination of Mr. Sykes’ employment with us at any time, by either party, for any reason whatsoever, we will pay him for all of the following, through the termination date, which we refer to as Accrued Compensation:  (a) all accrued, unpaid base salary, commissions and/or incentive compensation then due and owing to him; (b) all accrued, unused vacation time provided such payment is required by our vacation policy as it is then in effect; and (c) reimbursement of any accrued, unpaid business expenses that are timely submitted by him and are otherwise in compliance with our business expense reimbursement policy as it is then in effect.

In the event that Mr. Sykes’ voluntarily terminates his employment, he will be subject to a non-compete provision for a period of one year from termination and will be prohibited from competing with us in Wake, Orange, Durham, Franklin and Johnston Counties, North Carolina, and/or any other county in North Carolina in which he was employed during employment with the us.  In the event that Mr. Sykes’ employment is terminated for any reason by either party, he will be subject to a non-solicitation provision and will be prohibited from soliciting our customers and employees for a period of one year from termination.

Transactions with Management

We have had, and expect to have in the future, banking transactions in the ordinary course of business with our executive officers, directors and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with third parties.  In the opinion of our management, these transactions have not and will not involve more than the normal risk of collectability or present other unfavorable features.  All such outstanding loans to our current directors and executive officers were current and in good standing on December 31, 2011. These loans were made in compliance with federal banking regulations and therefore are allowed to be made under the provisions of the Sarbanes-Oxley Act of 2002.

Beginning in November 2006, we leased the space for our former downtown Raleigh office from a company of which our former director, C. Thomas Hendrickson, who resigned on March 1, 2010, is the manager.  The rent began in November 2006 at the rate of $84,000 per year and increases by 5% in each of the five years of the lease.  The lease runs through October 2011.  Our Board, without the involvement of Mr. Hendrickson, approved the lease after a review of its terms and upon the advice of management.  In August 2010, we vacated the premises to move to our new downtown Raleigh office.  While we were obligated to pay the rent on the premises leased from Mr. Hendrickson, the landlord of our current Raleigh office reimbursed us for the remaining lease payments on the former space through the date of the lease’s termination in October 2011.

Report of the Audit Committee

The Audit Committee has reviewed and discussed our consolidated audited financial statements for fiscal 2011 with management.  The Audit Committee has discussed with Dixon Hughes Goodman LLP, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200J.  The Audit Committee has received the written disclosures from Dixon Hughes Goodman LLP required by standards of the Public Company Accounting Oversight Board, and has discussed with Dixon Hughes Goodman LLP its independence.  Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the consolidated audited financial statements be included in our Annual Report on Form 10-K for fiscal 2011.

The Board of Directors has determined that the members of the Audit Committee are independent as defined in NASDAQ Rule 4200(a)(15) although our common stock is not listed on NASDAQ.  The Board of Directors also has determined that Jack M. Stancil is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Audit Fees.  Audit fees include fees billed to us by Dixon Hughes Goodman LLP in connection with the annual audit of our consolidated financial statements, reviews of our interim financial statements, report production assistance related to these consolidated financial statements and review thereof.  The aggregate fees billed or expected to be billed to us by Dixon Hughes Goodman LLP for such audit services rendered for the fiscal years ended December 31, 2010 and 2011 were $108,296 and $104,294, respectively.

Audit-Related Fees.  Audit-related services in 2010 consisted solely of routine accounting consultations.  For 2011, audit-related services consisted of routine accounting consultations, an audit of our 401(k) plan, and a U.S. Department of Housing and Urban Development, or HUD, audit that included reporting on internal control over financial reporting based on an audit of our financial statements, a report on internal control over compliance for HUD-assisted programs, and reporting on compliance with specific program requirements applicable to HUD-assisted programs.  The aggregate fees billed to us by Dixon Hughes Goodman LLP for audit-related services for the fiscal years ended December 31, 2010 and 2011 were $16,229 and $27,633, respectively.

Tax Fees.  Tax fees include corporate tax compliance, assistance with an IRS examination during 2011, and other routine advisory services. The aggregate fees billed to us by Dixon Hughes Goodman LLP for tax-related services for the fiscal years ended December 31, 2010 and 2011 were $12,495 and $10,310, respectively.

All Other Fees. During the fiscal years ended December 31, 2010 and 2011, Dixon Hughes Goodman LLP did not bill us for any other fees.

The Audit Committee of the Board of Directors considered all of the above activities to be compatible with the maintenance of Dixon Hughes Goodman LLP’s independence.  The Audit Committee discussed these services with Dixon Hughes Goodman LLP and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Although the Audit Committee does not have formal pre-approval policies and procedures in place, it pre-approved all of the services performed by Dixon Hughes Goodman LLP as discussed above, as required by SEC regulation.

Submitted by:	The Audit Committee

	Jack M. Stancil, Chairman	Charles T. Francis
	Jeannette W. Hyde	Hon. Burley B. Mitchell, Jr.
W. Harold Perry

This Audit Committee Report shall not be deemed to be filed with the SEC or incorporated by reference into any of our previous or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, our directors and executive officers are required to file reports with the SEC indicating their holdings of and transactions in our equity securities.  To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, there were no reports required under Section 16(a) of the Exchange Act which were not timely filed during the fiscal year ended December 31, 2011, except for an initial report for Brian Hedges due on May 30, 2011 that was filed on June 1, 2011 to report his becoming a reporting person under Section 16(a), and a report for Brian Hedges due on May 26, 2011 that was filed on June 3, 2011 to report the acquisition of an option to purchase 10,000 shares of our common stock.

CORPORATE GOVERNANCE

We have adopted a Code of Business Conduct that is designed to promote the highest standards of ethical conduct by our directors and employees.  The Code of Business Conduct requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our company’s best interest.  In addition, as required by SEC regulations, we have adopted a Code of Ethics for our chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions for our company.  A copy of each charter is available free of charge upon written request delivered to the Corporate Secretary at our corporate headquarters.

As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain, and address complaints received regarding accounting or auditing matters.  These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner.

DEADLINE FOR SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Shareholders having proposals that they desire to present at next year’s annual meeting of our shareholders should, if they desire that such proposals be included in our proxy statement relating to such meeting, submit such proposals in time to be received by us not later than January 3, 2013.  To be so included, all such submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and we direct your close attention to that rule.  In addition, management’s proxy holders will have discretion to vote proxies given to them on any shareholder proposal of which we do not have notice prior to March 19, 2013.  Proposals should be mailed to the Corporate Secretary, 6204 Falls of Neuse Road, Raleigh, North Carolina 27609.

DIRECTOR NOMINATIONS

The Board serves as the nominating committee.  As a community bank, we believe the input of all of our directors is important in reviewing director qualifications and candidates.  Because the Board serves in this function there is no nominating committee charter.

The Board develops and approves the slate of director nominees proposed by the Board for election by the shareholders.  The Board also approves any director nominees to be elected to fill interim director vacancies.

The Board has not formulated any specific minimum qualifications for director candidates.  The Board considers the following criteria in selecting nominees: personal qualities and characteristics, accomplishments, and reputation in the business community; financial, regulatory, and business experience; current knowledge and contacts in the communities in which we do business; ability and willingness to commit adequate time to Board and committee matters; fit of the individual’s skills with those of other directors and potential directors in building a Board that is effective and responsive to our needs; independence; and any other factors the Board deems relevant, including diversity of viewpoints, background, experience, and other demographics.  In addition, prior to nominating an existing director for re-election to the Board, the Board will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills, and contributions that the existing director brings to the Board; and independence.  While the Board does not have a written policy with regard to the consideration of diversity in identifying director nominees, it does consider diversity of expertise and experience to be an additional desirable characteristic in potential nominees.

To identify nominees, the Board will rely on personal contacts as well as its knowledge of members of the local communities.  We have not previously used an independent search firm to identify nominees.

The Board will consider nominees for the Board of Directors recommended by shareholders.  A shareholder may submit a nomination for director by delivering to the Corporate Secretary a written notice stating the name and age of each nominee, the nominee’s principal occupation, and the number of shares of our common stock he or she beneficially owns.  The written consent of the nominee to serve as a director must also be provided by the shareholder making the nomination.

SHAREHOLDER COMMUNICATIONS

Shareholders and other interested parties may communicate with the Board by writing to Larry D. Barbour, our President and Chief Executive Officer, at North State Bancorp, 6204 Falls of Neuse Road, Raleigh, North Carolina 27609. Mr. Barbour will relay such communications to the Board of Directors.

OTHER MATTERS

The Board of Directors knows of no other business to be brought before the meeting, but intends that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.

DIRECTIONS TO ANNUAL MEETING AT THE NORTH RIDGE COUNTRY CLUB
6612 FALLS OF NEUSE ROAD, RALEIGH, NORTH CAROLINA

From East of Raleigh

•	From US-64 West take the US-440 West exit 419 toward US-1/Wake Forest
•	Exit from US-440 West onto Wake Forest Road via exit 10 making left onto Wake Forest Road
•	Travel 3.7 miles on Wake Forest Road, which become Falls of Neuse Road, and arrive at 6612 Falls of Neuse Road on the right

From West of Raleigh

•	From I-40 east keep right on Wade Avenue exit 289 toward US-440/US-1 N
•	Merge onto US-440 N toward Wake Forest/Rocky Mount/Wilson
•	Exit from US-440 onto US-440 West onto Wake Forest Road via exit 10 making left onto Wake Forest Road
•	Travel 3.7 miles on Wake Forest Road, which becomes Falls of Neuse Road, and arrive at 6612 Falls of Neuse Road on the right

Appendix A

North State Bancorp
Audit Committee Charter

Mission Statement

The Audit Committee will assist the Board of Directors of North State Bancorp in fulfilling its oversight responsibilities.  The Audit Committee will appraise the financial reporting process, the audit process, the accounting function, the internal controls, the disclosure controls and procedures, and the Company’s process for monitoring compliance with applicable laws, regulations and the Company’s code of conduct.  In performing its duties, the Audit Committee will maintain effective working relationships with the Board of Directors, management, and the internal and external auditors.  To properly perform his or her role, each committee member must have an understanding of the responsibilities of committee membership as well as familiarity with the Company’s business, operations and risks.

Organization

•	The Audit Committee will be composed of not less than three nor more than five members of the Board of Directors.
•	The Board of Directors will appoint committee members annually for a term of one year.
•	The members of the committee will appoint a chairperson.
•	Each committee member must be financially literate.
•	At least one member of the Audit Committee shall be a financial expert, as that term is defined in the regulations of the Securities and Exchange Commission.
•
The Audit Committee shall be comprised solely of non-employee directors who are free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member.   Each committee member also must:

•	Satisfy the director independence standards of the Nasdaq/New York Stock Exchange; and
•	Not receive any consulting, advisory or other compensatory fee from the Company or its subsidiaries, other than director fees.
•	A majority of the committee members will constitute a quorum.
•	The committee will meet at least four times a year, or more frequently as required, and at such times and places, or telephonically, as it deems advisable.
•	The committee will keep minutes of its meetings and report to the Board of Directors after each meeting of the committee.
•	The external and internal auditors will have the right to appear before and be heard by the Audit Committee.
•
The committee will have the right, for the purpose of the proper performance of its functions, to meet at any reasonable time with the Company’s external and internal auditors, general and outside counsel, investment advisors, financial analysts, and any other advisors, or any of the directors, officers or employees of the Company and its subsidiaries.

•	The committee will have the right to engage independent counsel and other advisors regarding accounting matters, and to determine and pay the compensation of those advisors from Company funds.

Roles and Responsibilities

 Engagement of Audit and Other Accounting Services

•	Select and hire the independent auditor and external auditors used to audit internal functions.
•	Select and hire the independent auditor to perform non-audit services.
•	Review the performance of the external auditors and determine the appointment, retention or discharge of the external auditors.
•	Determine the compensation to be paid to the independent auditor for all services to be performed for the Company.

Controls

•	Evaluate the adequacy of the Company’s internal controls and disclosure controls and procedures through the use of outside and internal auditors.
•	Determine whether management is appropriately communicating the importance of internal controls and disclosure controls and procedures.
•
Appraise the extent to which internal and external auditors examine computer systems and applications, the security of those systems and contingency plans for processing financial information in the event of a systems breakdown.

•	Determine whether internal control and disclosure control recommendations made by internal and external auditors are responded to by management in a timely fashion.
•	Ensure that the external auditors have access to the Audit Committee with regard to issues of fraud, deficiencies in internal controls and disclosure controls and related matters.
•
Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting and auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Financial Reporting

General
•	Discuss with management and the internal and external auditors, together and/or separately, any significant risks and exposures and the plans to minimize such risks.

Annual Financial Statements
•	Review the annual financial statements and determine whether they are consistent with the information known to committee members and should be included in the Annual Report on Form 10-K.
•
Review the critical accounting policies used in the audit, alternative treatments of financial information discussed between the external auditor and management, and material communications between the external auditor and management.

•	Discuss judgmental areas such as those involving valuation of assets and liabilities, including, for example, the accounting for and disclosure of revenue recognition and reserves.
•	Meet with management and the external auditors, together and separately, to discuss the financial statements and the results of the audit.
•	Review the Annual Report on Form 10-K before its release and consider whether the information contained therein is consistent with members’ knowledge about the Company and its operations.

Interim Financial Statements
•	Be briefed on how management develops and summarizes quarterly financial information, and the extent to which the external auditors review quarterly financial information.
•	Meet with management and the external auditors, together and separately, either telephonically or in person, to discuss the interim financial statements and the results of the review.
•	Review the Quarterly Report on Form 10-Q before its release and consider whether the information contained therein is consistent with members' knowledge about the Company and its operations.
•	Review the quarterly earnings before the press release is published.

Compliance with Laws and Regulations

•
Appraise the effectiveness of the system for monitoring compliance with laws and regulations and the results of management’s investigation and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities.

•	Periodically obtain updates from management regarding compliance.
•	Discuss separately with management and the external auditor any pending, threatened or expected litigation, taxation or regulatory matters.
•	Review with management and the external auditor, together and separately, the findings of any examinations by regulatory agencies such as the Securities and Exchange Commission.

Compliance with Code of Conduct

•	Ensure that a code of conduct is formalized in writing and obligate management to communicate it to all employees.
•	Evaluate whether management is appropriately communicating the importance of the code of conduct and the guidelines for acceptable business practices.
•	Review the program for monitoring compliance with the code of conduct.
•	Periodically obtain updates from management regarding compliance.

Internal Audit

•	Review the activities and organizational structure of the internal audit function.
•	Review the qualifications of the director of internal audit and concur in the appointment, replacement, reassignment or dismissal of that individual.
•	Review the internal auditor’s performance annually.

External Audit

•	Instruct the external auditors that the Board of Directors and the Audit Committee, as the shareholders’ representative, is the external auditors’ client.
•
Obtain from the external auditors a formal written statement delineating all relationships between the external auditors and the Company, consistent with Independence Standard No. 1, and actively engage in a dialogue with the external auditors with respect to any disclosed relationships or services that might impact the objectivity and independence of the external auditors.

•	Review with the external auditor any problems or difficulties encountered in the audit process.
•	Receive and review audit reports and management letters.

Other Responsibilities

•
If necessary, meet with the external auditors, the director of internal audit and management in separate executive sessions to discuss any matters that the committee or these groups believe should be discussed privately.

•	Ensure that significant findings and recommendations made by the internal and external auditors are dealt with in a timely fashion.
•	Review with Company counsel any legal matters that could have a significant impact on the Company’s financial statements.
•	If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist.
•	Perform other oversight functions as requested by the Board of Directors.
•	Review and update the charter of the committee and receive approval of changes from the Board of Directors.

Initially adopted on October 29, 2002.
Revised on March 23, 2006.
Revised as of November 13, 2008.
Recent Annual Review Date – November 9, 2010.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NORTH STATE BANCORP
6204 Falls of Neuse Road
Raleigh, North Carolina 27609

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

May 31, 2012

The undersigned hereby appoints Charles T. Francis and Burley B. Mitchell, Jr. and each of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of North State Bancorp, a North Carolina corporation, held of record by the undersigned on April 16, 2012, at the Annual Meeting of Shareholders to be held at the North Ridge Country Club, 6612 Falls of Neuse Road, Raleigh, North Carolina, on Thursday, May 31, 2012 at 4:30 p.m., or at any adjournment(s) thereof.  The following proposals to be brought before the meeting are more specifically described in the accompanying proxy statement.

(1)	Election of Directors:

	[ ] FOR ALL NOMINEES LISTED BELOW	[ ] WITHHOLD AUTHORITY TO VOTE FOR
	(except as marked to the contrary below)	ALL NOMINEES LISTED BELOW

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE INDIVIDUAL NOMINEES STRIKE A LINE THROUGH THOSE NOMINEES’ NAMES BELOW:

	James C. Branch	Glenn E. Futrell	J. Keith Keener, M.D.

	W. Harold (Hal) Perry	Jack M. Stancil

(2)	To ratify the appointment of Dixon Hughes Goodman LLP as the independent registered public accounting firm of the company for the fiscal year ending December 31, 2012:

	[ ] VOTE FOR	[ ] VOTE AGAINST	[ ] ABSTAIN

(3)	In their discretion, to vote upon such other matters as may properly come before the meeting:

	[ ] GRANT AUTHORITY	[ ] WITHHOLD AUTHORITY

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made this proxy will be voted for management’s slate of nominees for director listed above, for Proposal 2, and in the discretion of the proxies named herein on any other matter as may properly come before the meeting.

Signature

Signature, if held jointly
Please date and sign exactly as your name appears on your stock certificate. Joint owners should each sign. Trustees, custodians, executors and others signing in a representative capacity should indicate that capacity.
Date:	, 2012

Please mark, sign, date and return this proxy card promptly using the enclosed envelope whether or not you plan to be present at the meeting. If you attend the meeting, you can vote either in person or by your proxy.